                                                                   EXHIBIT 10(A)


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 16, 1998, is entered into by and between H.B. FULLER COMPANY, a Minnesota corporation (the "Company"), and ALBERT STROUCKEN (the "Executive").


                              W I T N E S S E T H:


         WHEREAS, the Company desires to obtain the benefit of the Executive's services and experience, and the Executive desires to enter the employ of the Company, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and intending to be legally bound, the Company agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the following term and conditions:


                                    ARTICLE 1
                                   EMPLOYMENT

         1.1 President and Chief Executive Officer. The Executive is hereby employed as President and Chief Executive Officer of the Company to serve at its headquarters office located in St. Paul, Minnesota, subject to the terms, conditions and provisions of this Agreement. During the term of the Executive's employment hereunder, the Executive shall report to the Company's Board of Directors (the "Board") through the Corporate Governance Committee.

         1.2 Board of Directors and Committees. The Board shall take such action as may be necessary to cause the Executive to be elected to the Board as soon as practicable after the date hereof and, during the term of the Executive's employment hereunder, to be nominated for reelection to the Board by the shareholders of the Company upon each expiration of the Executive's term of office as a director. During the term of the Executive's employment hereunder, the Executive shall have the right to nominate candidates to the Corporate Governance Committee for election to the Board. During his tenure as a member of the Board, the Executive shall be a member of its Executive and Finance Committees, and such other committees as are deemed appropriate by the Corporate Governance Committee, and shall have the right to provide advice and guidance to other committees of the Board as the Executive determines to be necessary or appropriate.

         1.3 Duties and Responsibilities. During the term of the Executive's employment hereunder, the Executive shall be responsible for the operations of the Company and shall determine the reporting relationships of all other officers of the Company. The Executive may create, and select officers and other employees of the Company to be members of, an Operating Committee to facilitate his management of the Company. The Executive shall devote his full-time best efforts to his employment by the Company, provided, however, that the Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities, but the Executive shall not accept or remain in any position with any unaffiliated for-profit business organization without advance approval of the Corporate Governance Committee of the Board.

         1.4 Term. Subject to the terms and provisions of Article II hereof, the Executive's employment hereunder shall commence on the date hereof and shall continue for an initial term of three years unless terminated earlier pursuant to the provisions hereof. On each day after the date hereof, the term of Executive's employment shall automatically extend for an additional day, so that the remaining term of the Executive's employment shall always be three years, unless either party gives the other written notice of its intention to not so extend the term of the Executive's employment, whereupon the Executive's employment shall terminate on the date which is three years after the date of such notice unless terminated earlier pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 1.4, the term of the Executive's employment under this Agreement shall terminate on March 31, 2004 unless such term shall be extended by agreement of the Company and the Executive.

         1.5 Salary. The Company shall pay a base salary (the "Base Salary") to the Executive at the rate of $600,000 per annum, payable in equal installments in accordance with the Company's normal payroll practices. The Base Salary will be reviewed periodically by the Compensation Committee of the Board and may be increased (but not decreased) from time to time during the term of the Executive's employment under this Agreement as appropriate to reflect the Executive's contributions to the Company, the Company's performance, compensation paid to similarly situated executives and general market conditions.

         1.6 Special First Year Payment. In addition to the other payments to be made under this Agreement, the Company hereby agrees to make a special payment of $300,000 to the Executive of which $100,000 shall be paid simultaneously with (and in addition to) the payment of the "Transition Allowance" as provided in
Section 1.17 hereof, and $200,000 shall be paid during January, 1999.

         1.7 Annual Incentive Compensation. During each fiscal year of the Executive's employment under this Agreement, the Executive shall be entitled to participate in the Company's annual incentive compensation plan for senior management employees under which the Executive shall have the opportunity to earn up to 100% of the Executive's Base Salary paid during such year. The amount of Annual Incentive Compensation to be awarded to the Executive under the annual incentive compensation plan for any particular year (x) shall be based upon the achievement of objectives to be agreed upon annually by the Executive and the Compensation Committee of the Board, such objectives to be determined by a combination of Company performance and the Executive's individual performance, and (y) shall be paid not later than the date on which Annual Incentive Compensation is paid to the Company's other senior management employees under such plan. Any amount of Annual Incentive Compensation to which the Executive may become entitled in respect of fiscal year 1998 shall be reduced by the amount paid or payable to the Executive pursuant to Section 1.6 hereof.

         1.8 Long-Term Incentive Plan. The Executive shall be entitled to participate in the Company's long-term incentive plan for senior management employees, such participation to be pursuant to such specific goals as shall be determined by the Compensation Committee of the Board and agreed to by the Executive. The Company hereby agrees to review and consider, under the leadership of the Executive, the implementation of alternative long-term incentive programs as may be recommended by the Executive.

         1.9 Restricted Stock. Effective as of the date hereof, the Company shall issue to the Executive 20,000 shares of its common stock (the "Restricted Stock") under the Company's 1992 Stock Incentive Plan. Except as set forth in this Section 1.9, the Executive shall not have the right to transfer any of the shares of Restricted Stock and all of such shares shall be subject to forfeiture in the event that either the Executive voluntarily terminates his employment under this Agreement or the Company terminates the Executive's employment under this Agreement for cause (as hereinafter defined). The restrictions on the Executive's ability to transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse, as provided herein, on April 16, 2002. The period of restriction may be accelerated upon the achievement of certain performance goals to be determined by the Compensation Committee of the Board not later than December 1, 1998. The Company shall also assist the Executive in obtaining the funds necessary to pay his federal, state and local income tax liability in connection with the vesting of the Restricted Stock pursuant to this Section 1.9.

         1.10 Retirement Benefit Plans. The Executive shall be entitled to participate in all of the Company's pension, retirement, thrift profit-sharing, 401(k), savings and similar plans, in accordance with the terms thereof, that permit participation by the Company's U.S. executives or employee directors.

         1.11 Welfare Benefit Plans. Except as provided in this Agreement, the Executive and his eligible dependents shall be covered by, and may participate in, such active and retired employee life, medical, health, dental and vision insurance plans, in accordance with the terms thereof, as are available generally to U.S. executives of the Company. The Executive shall also be entitled to participate in the Company's executive physical program and tax and financial planning program in accordance with current Company policy. The Company will make available to the Executive additional tax and financial planning benefits to the extent necessary to account for the complexities associated with the compensation and other benefits to be provided to the Executive during the initial year of this Agreement.

         1.12     Life and Disability Insurance.

                  (a) The Company shall provide the Executive with, and the Executive shall cooperate with the Company in obtaining, life insurance (to be payable to a beneficiary as designated by the Executive) in an amount, during each year, which, when added to the life insurance provided to the Executive under other plans of the Company in which the Executive participates, is not less than two times the aggregate of his Base Salary in respect of such year plus the Annual Incentive Compensation awarded to the Executive in respect of the immediately preceding year.

                  (b) The Company shall provide the Executive with short-term and long-term disability insurance pursuant to the Company's short-term and long-term disability insurance programs, as from time to time in effect, with full credit, for purposes of eligibility and benefit levels, given to the Executive for his years of service with the company (the "Prior Employer") with which the Executive was employed immediately prior to his employment hereunder.

                  (c) If the Executive becomes entitled to receive long-term disability benefits, the Company will pay (or, in its discretion, purchase insurance that will pay) to Executive the amount by which 50% of the Executive's annual rate of Base Salary in respect of the year during which he becomes disabled exceeds the sum of (i) the annual benefits the Executive is entitled to receive from the Company's long-term disability insurance program; and (ii) any other benefits the Executive is entitled to receive from the Company which reduce the benefits the Executive is entitled to receive from the Company's long-term disability insurance program. Such payments shall not be made for any period during which the Executive is receiving payments under Section 2.2(a).

                  (d) The Company shall take such actions as may be necessary to enable the Executive to purchase disability benefits of not less than sixty-six and two-thirds (66-2/3%) percent of the annual rate of his Base Salary in respect of the year during which he becomes disabled. Insofar as such additional benefits are provided by the Company on a self-insured basis, the Executive shall pay the reasonable cost of such benefits (as determined in good faith by the Company) to the Company.

         1.13 SERP. The Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan (the "SERP") and shall be granted full credit for all years of service with the Prior Employer for purposes of eligibility. The benefit (the "SERP Benefit") payable to the Executive under the SERP shall be reduced by all other retirement benefits received by the Executive from all other sources, including social security; provided, however, that the SERP Benefit shall not be less than the amount that would have been paid to the Executive under the Prior Employer's Supplemental Executive Retirement Plan, as in effect on the date of this Agreement, calculated as if the Executive had continued in the employ of the Prior Employer during the term of the Executive's employment under this Agreement. In determining the amount that would have been paid to the Executive under the Prior Employer's Supplemental Executive Retirement Plan, the Company may assume that the Executive's compensation from the Prior Employer, and all other factors used to determine the amount of such benefit, would have continued during the term of this Agreement at the rate or rates in effect at the time of the Executive's termination of employment with the Prior Employer. Any payment made to the Executive under Article V hereof shall not be considered to be "eligible compensation" under or for purposes of the SERP.

         1.14 Make-up of Lost Benefits. If, as a result of the Executive's commencement of employment hereunder, he does not receive from the Prior Employer the bonus or other special incentive payment, earned but not yet paid as of April 16, 1998, which he otherwise would have been entitled to receive, the Company shall pay such amount, but not in excess of $200,000, to the Executive. Such payment shall be made as soon as practicable after the determination of the amount thereof.

         1.15 Automobile. The Company shall furnish the Executive with an automobile suitable to his status for business use, and shall be responsible for expenses relating thereto, all in accordance with Company policy. The Executive shall submit reports to the Company with respect to his use of the automobile in sufficient detail to enable the Company to comply with all relevant Federal and state income and employment tax laws.

         1.16 Club Membership. The Company shall pay for, or shall reimburse the Executive for the cost of, membership in a country club or a lunch or dinner club of the Executive's choice. The costs to be paid by the Company shall include all initiation fees (but not in excess of $10,000) and reasonable business entertainment expenses. The Executive shall submit reports to the Company with respect to his use of such club in sufficient detail to enable the Company to comply with all relevant Federal and state income and employment tax laws.

         1.17 Relocation Expenses. In connection with the Executive's relocation to the St. Paul, Minnesota area, the Executive shall be entitled to benefits under the Company's current relocation policy and the Company shall guarantee the purchase of the Executive's current home at fair market value. Notwithstanding any contrary provisions of such relocation policy, the Executive shall be paid a "Transition Allowance" thereunder of $100,000.

         1.18 Out of Pocket Expenses. The Executive shall be entitled to reimbursement for his reasonable out-of-pocket expenses incurred in performing his duties in accordance with the general policies of Company, as the same may change from time to time, provided that the Executive shall provide an itemized account together with supporting receipts for such expenditures in accordance with the Company policy, subject to the right of the Company at any time to place reasonable limitations on such expenses thereafter to be incurred or reimbursed.

         1.19 Other Benefits. Subject to any limitations imposed by applicable law, the Executive shall be entitled to receive such other benefits and perquisites as may be available generally to the U.S. executives and employee directors of the Company and as may be determined by the Board or the Compensation Committee of the Board. The Executive shall be entitled to such vacation time as is consistent with Company policy and with the performance of his duties.

         1.20 Withholding of Taxes. All payments made, or benefits provided, by the Company to the Executive are subject to the withholding of income, employment and other taxes to the extent required by law.

                                    ARTICLE 2
                                   TERMINATION

         2.1 Death. If the Executive dies during the term of his employment hereunder the Executive's employment hereunder shall terminate. In the event of the termination of the Executive's employment pursuant to the terms of this
Section 2.1, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Article 1 hereof (except for Base Salary earned through the date of the Executive's death; the Executive's annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company's employee benefit plans as then in effect) whereupon,

                  (a) For the period of 36 full calendar months next following the date (the "Date of Death") of the Executive's death, the Company shall be obligated to pay to the person (if any) who was the Executive's spouse on the Date of Death, an annual benefit in an amount equal to twelve (12) times the monthly average of (x) the Executive's Base Salary in respect of the 24 months preceding the Date of Death, plus (y) the Annual Incentive Compensation awarded to the Executive in respect of the two calendar years preceding the Date of Death. In the event that the Executive's spouse either predeceases the Executive or dies prior to the expiration of such 36-month period, the payments provided under this subsection (a) shall continue to be made to the Executive's estate.

                  (b) For the lifetime of the person (if any) who was the Executive's spouse on the Date of Death, the Company shall be obligated to pay or provide to such spouse health insurance coverage comparable to the coverage provided to the Executive immediately prior to the Date of Death.

                  (c) The restrictions on the Executive's (or his heirs') ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

                  (d) The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive's representative to the Company before any such payments or benefits are made or provided.

         2.2 Disability. The term of employment of the Executive under this Agreement may be terminated at the election of the Company upon receipt by the Board of an opinion of one or more physicians jointly selected by the Executive and the Board that the Executive will be unable, by reason of physical or mental incapacity, to perform the reasonably expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period. The Executive shall submit to examination by any physician or physicians so selected by the Executive and the Board of Directors, and shall otherwise cooperate with such physician or physicians (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board). In the event of the termination of the Executive's employment pursuant to the terms of this Section 2.2, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under
Article 1 hereof (except for Base Salary earned through the date of the Executive's termination; the Executive's annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company's employee benefit plans as then in effect) whereupon,

                  (a) For the period of 36 full calendar months next following the date (the "Disability Termination Date") on which the Company elects to terminate the employment of the Executive on account of disability, the Company shall be obligated to pay to the Executive an annual benefit in an amount equal to twelve (12) times the monthly average of (x) the Executive's Base Salary in respect of the 24 months preceding the Disability Termination Date, plus (y) the Annual Incentive Compensation awarded to the Executive in respect of the two calendar years preceding the Disability Termination Date. In the event that the Executive dies prior to the expiration of such 36-month period, the payments provided under this subsection (a) shall continue to be made to the person (if any) who was the Executive's spouse on the Disability Termination Date until the earlier of the expiration of such period or her earlier death. In the event that the Executive's spouse either predeceases the Executive or dies prior to the expiration of such 36-month period, the payments provided under this subsection
(a) shall continue to be made to the Executive's estate.

                  (b) For the lifetimes of the Executive and/or his spouse, the Company shall be obligated to pay or provide to the Executive (and/or his spouse, as the case may be) health insurance coverage comparable to the coverage provided to the Executive immediately prior to the Disability Termination Date.

                  (c) The restrictions on the Executive's (or his heirs') ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

                  (d) The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive or the Executive's representative to the Company before any such payments or benefits are made or provided.

         2.3 Company Termination for Cause. The Executive's employment hereunder may be terminated at any time by the Company for cause. The occurrence of any of the following events or circumstances shall constitute "cause" for termination, at the election of the Board:

          (a) The perpetration of defalcations by the Executive involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries.

          (b) The repeated and deliberate failure by the Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board.

          (c) The breach by the Executive of this Agreement in any other material respect (which shall include, without limitation, any material inaccuracy in the representations set forth in Sections 6.8 and 6.9 hereof) and the failure of the Executive to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Board.

In the event that the Company terminates the Executive's employment under this
Section 2.3, the Company shall thereupon have no further obligation to the Executive to pay or provide for any of the compensation and benefits hereunder, except that the Executive will be entitled to be paid and to receive all Base Salary earned through the date of the Executive's termination; the Executive's annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company's employee benefit plans as then in effect.

         2.4 Involuntary Termination/Termination for Good Reason. The Executive's employment hereunder may be terminated at any time by the Company without cause, or by the Executive for good reason. In the event that (a) the term of the Executive's employment under this Agreement terminates on March 31, 2004 in accordance with the provisions of Section 1.4 hereof, (b) the Company terminates the Executive's employment as a result of a good faith determination by the Company's Board that the Company has suffered a sustained economic downturn or that the Company requires a strategic redirection, (c) the Company terminates the Executive's employment for any other reason that does not constitute "cause" as defined in Section 2.3, (d) the Executive terminates his employment hereunder, other than following a Change in Control, as a result of a diminution by the Company of the Executive's position or responsibilities, as that position and those responsibilities existed prior to such diminution, a reduction by the Company in the Executive's Base Salary or potential maximum incentive as in effect prior to such reduction, or an adverse (to the Executive) change in the Executive's reporting relationship or status with the Company, then,

                  (a) For a period of 36 full calendar months next following the date of such termination, the Company shall be obligated to pay to the Executive (or his spouse or estate, as the case may be) an annual benefit in the amount and in the manner as set forth in subsection (a) of Section 2.2 hereof.

                  (b) All benefits provided to the Executive under Sections 1.11, 1.12, 1.15, and 1.16 hereof shall continue for a period of 36 months following the date of such termination.

                  (c) The restrictions on the Executive's (or his heirs') ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

                  (d) The Executive shall continue to participate in the SERP, according to its terms, and the Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive to the Company before any such payments or benefits are made or provided.

         2.5 Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment hereunder at any time by giving the Company two months prior written notice. Payment of all compensation and provision of all benefits to the Executive hereunder shall cease effective as of the effective date of any such termination, except that the Executive will be entitled to his Base Salary earned through the date of the his termination; the Executive's annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company's employee benefit plans as then in effect. The provisions of this
Section 2.5 shall not apply in the case of a termination by the Executive pursuant to Sections 2.4 or 5.1 hereof.


                                    ARTICLE 3
                         THE EXECUTIVE'S ACKNOWLEDGMENTS

                  The Executive acknowledges that: (a) in the course of the Executive's employment by the Company, the Executive will acquire information concerning formulas, processes, customer lists, computer user identifiers and passwords, and purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to the Company, and to its existing or future subsidiaries and affiliates ("Affiliates"), relating to research, development, manufacture or sale of the Company's and its Affiliates' products, as well as formulas, processes and other information received by the Company and its Affiliates from third parties under an obligation of secrecy (collectively referred to herein as the "Confidential Information"); (b) the Confidential Information is the property of the Company, (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (d) it is essential for the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential

Information to others or use the Confidential Information to the Executive's own advantage or the advantage of others.

                  The Executive further acknowledges that it is essential for the proper protection of the business of the Company that the Executive be restrained (a) from soliciting or inducing any employee of the Company or its Affiliates to leave the employ of the Company or any Affiliate, (b) from soliciting the trade of or trading with the customers of the Company or its Affiliates for a competitive purpose and (c) from competing against the Company or its Affiliates for a reasonable period of time following termination of the Executive's employment by the Company.


                                    ARTICLE 4
                     THE EXECUTIVES COVENANTS AND AGREEMENTS

         4.1 Nondisclosure or Utilization of Confidential Information. The Executive agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate, disclose or use for any reason or purpose, or make available to anyone for use outside the Company's organization at any time for any reason of purpose, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, any of the Confidential Information, whether or not developed by the Executive, except as required in the performance of the Executive's duties to the Company.

         4.2 Return of Materials. Upon the termination of the Executive's employment by the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, proposals and any documents concerning the Company's and its Affiliates' customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

         4.3 Nonsolicitation of Customers. The Executive agrees that during his employment by the Company and for three years following termination of the Executive's employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer or prospective customer of the Company or its Affiliates in competition with the Company.

         4.4 Nonsolicitation of Employees. The Executive agrees that during his employment by the Company and for three years following termination of the Executive's employment with the Company he shall not, directly or indirectly, hire or induce, attempt to induce, or in any way assist or act in concert with any person or organization in hiring, inducing or attempting to induce any employee or agent of the Company or its Affiliates to terminate such employee's or agent's relationship with the Company or such Affiliate.

         4.5 Restriction on Competition. The Executive covenants and agrees that during the term of his employment with the Company and during the Non-Competition Period following the termination thereof, the Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business, except as a shareholder of less than one percent of the outstanding capital stock of a publicly held corporation. For purposes of this Section 4.5: (a) the term "Non-Competition Period" shall mean the period beginning on the date the Executive's employment terminates and ending on the later of the first anniversary of such date or the date on which the Executive is no longer receiving payments pursuant to Sections 2.2(a) or 2.4(a) hereof; (b) the term "Competing Business" shall mean any organization or person engaged in the development, production or sale of any Conflicting Product ; and (c) the term "Conflicting Product" shall mean any product, process, equipment, concept or service (in existence or under development) of any person or organization (other than the Company), which resembles or competes with a product, process, equipment, concept or service upon which the Company or any of its Affiliates may have worked or which the Company or any of its Affiliates may have sold during the last two years of the Executive's employment by the Company, or concerning which the Executive acquired Confidential Information at any time.

         4.6 Remedies. In the event of a breach by the Executive of the terms of this Article 4, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Article 4 by the Executive and to enjoin the Executive from any further violation of this Article 4 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.


                                    ARTICLE 5
                               SEVERANCE AGREEMENT

         5.1 Severance Obligations. If (x) the Executive's employment hereunder is terminated or terminates for any reason (whether by action of the Company (other than for cause as defined herein) or the Executive) upon the occurrence of or within one year after the date of a "Change in Control" (as defined below) or (y) the Executive's employment hereunder is terminated by the Company for any reason other than for cause or by the Executive pursuant to Section 2.4 hereof within three years after the date of a Change in Control, then

                  (a) The Company shall pay to the Executive within ten days following the date of such termination a severance benefit equal to three times the sum of (a) the Executive's Base Salary (at the highest annual rate in effect at any time from and after the date which is three months prior to the date of the Change in Control), plus (ii) the largest amount of Annual Incentive Compensation awarded to the Executive in respect of any of the three years preceding the date of the Change in Control.

                  (b) The Company shall be obligated to provide to the Executive all of the benefits provided to the Executive under Sections 1.11, 1.12, 1.15, and 1.16 hereof for a period of three years following the date of such termination.

                  (c) The Company shall be obligated to pay to or provide for the, Executive reasonable outplacement services.

                  (d) The Company shall be obligated to transfer title to the automobile then being provided to the Executive pursuant to Section 1.15 hereof.

                  (e) The Company shall be obligated to reimburse to the Executive all excise taxes as may be imposed upon the Executive pursuant to
Section 4999 of the Internal Revenue Code of 1986 (or the corresponding provisions of any future United States internal revenue law), similar excise taxes imposed by any state, local or foreign taxing jurisdiction, and all federal, state, local and foreign income taxes (and taxes thereon) as may be imposed upon the reimbursement provided for by this subsection 5.1(e).

                  (f) The restrictions on the Executive's (or his heirs') ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

                  (g) The Executive shall continue to participate in the SERP, according to its terms. The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP, there shall be no reduction in the Executive's benefits under the SERP (irrespective of the Executive's age at the time of such termination), and, if such termination occurs at or after the Executive is deemed (after application of this subsection) to have attained the age of 55, the Executive's benefit under the SERP shall be not less than 25% of his "final pay" (as determined under the terms of the SERP).

                  (h) If the Executive institutes or defends any legal action to enforce the Executive's rights under, or to defend the validity of, this Agreement, the Executive shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by the Executive. Such fees and disbursements shall be paid or reimbursed by the Company on a regular, periodic basis upon presentation of statements prepared by the Executive's attorney in accordance with his or her customary practices. Any amounts paid to the Executive pursuant to this paragraph shall be refunded to the Company, with interest at the rate provided in section 1274(b)(2)(B) of the Internal Revenue Code of 1986 (or the corresponding provisions of any future United States internal revenue law), if the claim or defense asserted by the Executive is dismissed under circumstances resulting in the imposition of sanctions under Rule 11 of the Federal Rules of Civil Procedure or under any similar federal, state or foreign rule or statute.

         5.2 Definition of Change of Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon any of the following events:

     (a) a change in the control of the Company of a nature that would be required to be reported in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement;

     (b) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange
Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities;

     (c) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

     (d) the approval by the shareholders of the Company of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the combined voting power of the Company's or the surviving entity's then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or a series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

     (e) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.


                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article 4 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

     6.2 Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them.

     6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

     6.4 Successors and Assigns, Agreement Binding.

     (a) The Company may assign its rights and obligations under this Agreement to any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company's business or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise. The Executive may not assign his rights or obligations under this Agreement without the prior written consent of the Company.

     (b) This Agreement shall be binding on and inure to the benefit of the Executive and the Company and their respective heirs, executors, legal representatives, successors and assigns.

     6.5 Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shag be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience for reference only and shall not affect the construction or interpretation of any of the provisions hereof.

     6.6 Binding Arbitration. Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in St. Paul, Minnesota in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 6.6 shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Article 4 hereof.

     6.7 Notices. All notices required pursuant to this Agreement shall be in writing and shall be personally delivered or mailed postage prepaid, certified U.S. mail, to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the date stamped on the certified mail receipt.

     6.8 No Violation of Other Agreements. The Executive represents that neither his entering into this Agreement nor his carrying out the provisions hereof shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

         6.9 Legal Status. The Executive represents that he is, and will continue to be, legally capable of being employed by the Company, and of performing the duties required of him pursuant to this Agreement, in the United States of America during the term of this Agreement.

         6.10 Separate Representation. The Executive represents and acknowledges that he has sought and received independent advice from legal counsel of the Executive's own selection prior to entering into this Agreement.

         6.11 Survival. The parties agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of the Executive's employment hereunder shall continue in full force and effect notwithstanding the Executive's termination of employment.

         6.12 Status of Agreement. This Agreement is designated as a "Change in Control Agreement" for the purposes of Article XIII of the H.B. Fuller Company Group Benefit Plan and for the purposes of any successor or substitute provision requiring such a designation.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

WITNESS:



/s/ Joel D. Hedberg                    /s/ Albert Stroucken
-----------------------------          ------------------------------
                                       Albert Stroucken

                                       2841 Lexington Avenue, #C
                                       Roseville, Minnesota 55113



                                       H.B. FULLER COMPANY

                                       1200 Willow Lake Boulevard
                                       St. Paul, MN  55110-5101
ATTEST:


/s/ Richard C. Baker                   /s/ Anthony L. Andersen
-----------------------------          ------------------------------
                                       Chair of Board
                                       Representing Board of Directors